Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

In consideration of the promises contained herein, SciPlay Parent Company, LLC, 6601 Bermuda Road, Las Vegas, NV 89119 (the “Company”) and James Bombassei, (“you”), agree that:

WHEREAS, you have been employed by the Company since December 1, 2022 pursuant to an employment agreement (the “Employment Agreement”);

WHEREAS, your employment with the Company ended on February 18, 2023; and

WHEREAS, you and the Company wish to resolve all matters related to your employment with the Company, on the terms and conditions expressed in this Agreement and General Release (“Agreement”).

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.Last Day of Employment. Your last day of employment with the Company was February 18, 2023 (the “Separation Date”). The Employment Agreement terminated on that date, except that any provisions in the Employment Agreement designed to survive termination will survive.

2.Severance Benefits In Return for Signing.

a.Severance Benefits. In return for your signing this Agreement and complying with the promises made by you in this Agreement and the Employment Agreement, the Company will provide you with the following severance benefits (the “Severance Benefits”) described below in subsections (i)-(iv). You acknowledge and agree that the Severance Benefits are separate from and in addition to what you are already entitled to receive from the Company. The Severance Benefits are:

i.The Company will pay you an amount equal to your annual base salary of $450,000.00, less required and/or authorized deductions and withholdings (including withholding at the supplemental rate as required), in bi-weekly installments and on the Company’s regular pay days and in accordance with the Company’s payroll practices over a twelve (12) month period. Such payments shall commence within the first full payroll period after the Effective Date (as defined in Section 12(b) of this Agreement) and the first payment shall include any amount that would have been paid if this Agreement was effective on the Separation Date, offset as necessary by any base salary paid to you for the period between the Separation Date and the date the first payment is made to you pursuant to this Section 2(a)(i).

ii.No later than March 15, 2023, a Company representative will notify you if bonuses for the 2022 Fiscal Year under the Company’s Incentive Compensation Plan are approved for payment by the Compensation Committee. If approved, then no later than March 15, 2023, the Company will pay you a lump sum amount, subject to applicable withholdings, in the amount of any Target Bonus that would have been payable to you for Fiscal Year 2022, calculated and as approved by the Compensation Committee and without any upward or downward adjustment. As provided in Section 3(b) of your Employment Agreement, any bonus paid to you will be pro-rated to reflect that you worked for the Company for one month in 2022.

iii.No later than March 15, 2024, a Company representative will notify you if bonuses for the 2023 Fiscal Year under the Company’s Incentive Compensation Plan are approved for payment by the Compensation Committee. If approved, then no later than March 15, 2024, the Company will pay you a lump sum amount, subject to applicable withholdings, in the amount of any Target Bonus that would have been payable to you for Fiscal Year 2023, calculated and as approved by the Compensation Committee and without any upward or downward adjustment. Any bonus paid to you for the 2023 Fiscal Year will be pro-rated using the formula set forth in Section 4(e)(iii) of your Employment Agreement.

iv.If you choose to continue your health insurance by properly and timely electing COBRA coverage under and pursuant to COBRA, 29 U.S.C. § 1161 et seq., the Company will pay the employee and employer share of the premiums (based on your current coverage elections) for up to a maximum of twelve (12) months (the "COBRA Payment Period"). You acknowledge the COBRA Payment Period will end early if you become eligible for medical coverage from a new employer and you agree that you will immediately notify the Company in writing if you become eligible for such coverage by sending an e-mail to the Company's Chief Legal Officer. During the COBRA Payment Period, the premiums will be paid by the Company directly to the provider. After the COBRA Payment Period, you will be responsible for paying the entire COBRA premium on a timely basis if, and for as long as, you choose to elect COBRA continuation coverage, and to the extent that you remain eligible for COBRA continuation coverage as provided by state and federal laws. You will receive information on your opportunity to elect COBRA coverage under separate cover.

b.Additional Obligations. Additionally, the Company acknowledges the following obligations to you:

i.The Company shall pay you your regular base salary, accrued and unpaid up to and including the Separation Date pursuant to applicable law, less required and/or authorized deductions and withholdings, and payable in accordance with Company’s regular payroll practices;

ii.The Company agrees to reimburse you for all reasonable and necessary out-of-pocket business-related expenses you incurred at the request of the Company prior to the Separation Date, provided that you shall submit reasonable documentation of such expenses prior to the Effective Date and in accordance with the applicable Company policy; and

iii.Following the Separation Date, you shall be entitled to any amount arising from your participation in, or benefits under, any employee benefit plans, programs or arrangements that become payable as a result of your separation from the Company, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements and pursuant to applicable law.

c.No Other Benefits. Except as provided in this Agreement, you shall not be entitled to receive any other payment, benefit or other form of compensation as a result of your employment or the termination thereof. You acknowledge that all unvested equity awards granted to you by the Company and/or Light & Wonder, Inc., that are unvested as of the Separation Date are forfeited as of the Separation Date, including any time-vesting restricted stock units (including the unvested portions of your Sign-On Award and your Light & Wonder, Inc. Time-Vested RSUs), performance-conditioned restricted stock units, stock options or cash grants. You further acknowledge that any entitlements pursuant to the Company’s SEIP are forfeited as of the Separation Date.

d.Tax Withholding. All payments made by the Company to you hereunder except for COBRA payments and expense reimbursements shall be subject to all applicable withholding deductions.

3. No Severance Benefits Unless You Sign this Agreement and Do Not Revoke It. You understand and agree that you will not receive any of the Severance Benefits specified in Section 2 above unless: (a) you sign and return a fully signed copy of this Agreement within the time period specified below and do not revoke or rescind this Agreement within the time period specified below, and (b) you fulfill the promises contained herein in all material respects.

4. General Release of Claims. In consideration for the Severance Benefits specified in Section 2 above and the other promises made herein, which you acknowledge are not otherwise owed to you, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”): the Company, and its parents, affiliates, subsidiaries and members, predecessors, successors or assigns, including but not limited to Light & Wonder, Inc., and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present shareholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against Released Parties as of the day you sign this Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company or Light & Wonder, Inc., separation from employment with the Company, or your treatment by the Company while in the Company’s employ, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including without limitation attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

(a) salary and other wages, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, paid time off or any benefits under the Employee Retirement Income Security Act of 1974, as amended, or any other applicable local, state or federal law;

(b) discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;

(c) discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;

(d) breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to you;

(e) defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;

(f) any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; Equal Pay Act; or Payment of Wages Act; or any comparable federal, state or local law;

(g) any violation of the Immigration Reform and Control Act, or any comparable federal, state or local law;

(h) any violation of the Fair Credit Reporting Act, or any comparable federal, state or local law;

(i) any violation of the Family and Medical Leave Act;

(j) any violation of the Nevada Fair Employment Practices Act (Nev. Rev. Stat. §613.310 et seq.), any Nevada wage and hour law (Nev. Rev. Stat. §608.016 et seq.), or any comparable federal, state or local law and any violation of any comparable statute, regulation, or law of any country or nation;

(k) any violation of the Discrimination or Retaliation Claims (NOT Benefit Claims) under New York Workers’ Compensation Law, N.Y. Work. Comp. § 9, et seq.; New York Constitution, N.Y. Const. Art. 1, § 1, et seq.; New York Criminal and Consumer Background Laws, N.Y. Correct. § 752, et seq., N.Y. Gen. Bus. Law § 380-B, et seq.; New York Human Rights Law, N.Y. Exec. Law § 290, et seq.; New York Labor Law, N.Y. Labor § 10, et seq.; New York Marriage Equality Act, N.Y. Dom. Rel. Law § 10-a, et seq.; New York Persons With Genetic Disorders Law, N.Y. Civ. Rts. § 48, et seq.; New York Whistleblower Law, N.Y. Exec. Law § 740, et seq.; Regulations and wage orders of New York State Department of Labor; Regulations of New York State Division of Human Rights New York City Administrative Code and New York City Human Rights Law, N.Y.C. Admin. Code § 8-107, et seq.; and regulations of the New York City Commission on Human Rights.;

(l) costs, fees, or other expenses, including attorneys’ fees; and

(m) any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.

Excluded from the release set forth in this Section 4 are: (i) any Claims or rights to enforce this Agreement against the Company, (ii) Claims arising after the date you sign this Agreement, (iii) any Claims that you cannot lawfully release, and (iv) your rights (collectively, “Indemnification Rights”) to indemnification (and advancement of legal fees and costs) as set forth in Section 7 of the Employment Agreement, your rights to indemnification (and advancement of legal fees and costs) under Light & Wonder’s organizational documents or any other agreement or policy (including, without limitation, any applicable directors’ and officers’ liability insurance policy (all of which remain in full force and effect and are incorporated herein by reference and survive the Separation Date)). Notwithstanding anything to the contrary contained herein, including in Section 5 below, also excluded from the release set forth in this Section 4 is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation filed with the Equal Employment Opportunity Commission, the National Labor Relations Board or similar state or local agency. You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or similar state or local agency.

Furthermore, notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement with the Company shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

5. Additional Agreements by Employee.

(a) BY SIGNING THIS AGREEMENT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 4. You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 4 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company, including damages, reinstatement or attorneys' fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party is a party. Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity. Notwithstanding the foregoing, this Section 5 does not limit your right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.

(b) You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(c) You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Agreement. You understand and agree that this Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.

(d) You agree to cooperate with Company and take all necessary steps to effectuate this Agreement, each of its terms and the intent of the parties.

6. Affirmations. In signing this Agreement, you are affirming that:

(a) You have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled (except as set forth in this Agreement). You affirm that you have been granted or not been denied any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b) You are not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c) You have no known workplace injuries or occupational diseases;

(d) You have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that you have not reported to the Company in writing. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency;

(e) You acknowledge and agree that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law;

(f) On or about the Separation Date, or within a reasonable time thereafter, the Company provided you with timely and adequate notice of your right to continue group insurance benefits under COBRA (unless such notice was not required to be given because, on the day before termination, you did not receive group health insurance benefits through the Company and thus are not a qualified beneficiary within the meaning of COBRA); and

(g) You acknowledge and agree that if you willfully or materially breach the provisions of this Agreement (including, but not limited to, Section 8 or the provisions of the Employment Agreement which survive), that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return of the Severance Benefits, other monetary damages, and the payment of the Company’s attorneys’ fees. Additionally, if you willfully or materially breach this Agreement, Company shall have the right, without waiving any other remedies in law or equity, to cease any further payments pursuant to Section 2. Notwithstanding such cessation of payments, all of your obligations hereunder shall be continuing and enforceable including but not limited to your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for such breach.

7. Confidentiality; Communications. You and the Company (on its own behalf and on behalf of the other Released Parties) agree that it is a material condition of this Agreement that neither you nor the Company or such other Released Party will directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any employee of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or circumstances underlying this Agreement, except (a) as may be required by law or compulsory process, (b) as required to be publicly disclosed (other than through the applicable party’s breach of this provision), (c) truthful statements made by the Company or you in response to the other party’s breach of this Section 7, or (d) truthful statements made in any deposition, lawsuit, arbitration or similar dispute resolution proceeding involving you, the Company or any third party, where such statements are relevant to such deposition, lawsuit, arbitration or similar dispute resolution proceeding, as applicable. The Company will provide you a reasonable opportunity to review and comment on communications (including disclosures) of the Company regarding your departure from the Company and this Agreement to the extent reasonably practicable under the circumstances. You and the Company acknowledge and affirm your non-disparagement obligations under Section 5 of the Employment Agreement. The Company will direct Josh Wilson not to disparage you and not to encourage others to disparage you.

In the event you seek to provide confirmation of your employment with the Company or Light & Wonder to a prospective employer, then you will not direct any prospective employer to contact any employee or manager of the Company or of Light & Wonder. Instead, you will direct any prospective employer to contact the People Service Center at (833)744-4435 or psc@lnw.com, who will verify only your dates of service and job titles.

8. Return of Property. You agree that no later than five business days following your execution of this Agreement, you will return any and all property, including all copies or duplicates thereof, belonging to the Company, including but not limited to keys, key cards, security cards, identification badges, records, papers, files, blueprints, documents, equipment, phone, computer equipment and software, computer disks, thumb drives, supplies, customer or client lists and customer or client information, and all copies thereof and any other Company property under your control. You will also sign a Declaration that you have complied with this obligation. The Company hereby agrees that the legal department shall preserve and keep in its possession the flash drive that you will separately deliver back to the Company, by delivering the flash drive to John Cuddihy in the legal department at the following address:

John L. Cuddihy
Senior Vice President and Deputy General Counsel
Light & Wonder, Inc.
6601 Bermuda Road
Las Vegas, Nevada 89119

9. Non-Admission of Wrongdoing. You and the Company agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by any of the Released Parties or by you of any liability, wrongdoing, or unlawful conduct of any kind, and the Released Parties and you do hereby specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory. Additionally, this Agreement, its existence or its terms will not be admissible in any proceeding other than a proceeding to enforce the terms of this Agreement.

10. Amendment. You understand and agree that this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

11. Entire Agreement; Waiver. You understand and agree that this Agreement sets forth the entire agreement between you and the Company concerning the subject matter herein, and that it fully supersedes any prior obligation of the Company to you, as well as any agreements between you and the Company, other than any agreements relating to equity, inventions, intellectual property, confidentiality, non-competition and/or non-solicitation, including those set forth in your Employment Agreement, and all other provisions of the Employment Agreement designed to survive the termination of your employment with Company including, but not limited to, Sections 4(h), 4(i), Sections 5.1, 5.2, 5.3, 5.4, 5.8, and Section 7 and your other Indemnification Rights. You acknowledge and affirm that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those that are set forth in this Agreement. One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

12. Right to Consider, Rescind and Revoke Acceptance. This Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the Age Discrimination in Employment Act. In signing this Agreement, you understand and agree that:

(a) You are specifically advised to consult with an attorney of your own choosing before you sign this Agreement, as it waives and releases rights you have or may have under federal, state and local law, including but not limited to the Age Discrimination in Employment Act. You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Agreement, and the Company will bear all fees incurred by it.

(b) You will have up to twenty-one (21) calendar days from February 21, 2023 to decide whether to accept and sign this Agreement. In the event you do sign this Agreement, you may revoke or rescind your acceptance within seven (7) calendar days of signing it, and it will not become effective or enforceable until the eighth (8th) day after you sign it (the “Effective Date”). In order to effectively revoke or rescind your acceptance, the revocation or rescission must be in writing and postmarked within the seven (7) calendar day period, and properly addressed to:

SciPlay Parent Company, LLC
6601 Bermuda Road
Las Vegas, NV 89119
Attention: Legal Department

You acknowledge that if you do not accept this Agreement in the manner described above, it will be withdrawn and of no effect. You acknowledge and agree that, if you revoke your acceptance of this Agreement, you shall receive none of the benefits provided hereunder and this Agreement shall be null and void, having have no further force or effect, and that said Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if the Agreement is not revoked in the time period set forth above, you shall have forever waived your right to revoke this Agreement, and it shall thereafter have full force and effect as of the Effective Date.

(c) Any and all questions regarding the terms of this Agreement have been asked and answered to your complete satisfaction.

(d) You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.

(e) You are entering into this Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.

(f) Any modifications of or revisions to this Agreement do not re-start the consideration period, described in paragraph(b) of this Section 12.

(g) You understand that the releases contained in this Agreement do not extend to any rights or claims that you have under the Age Discrimination in Employment Act that first arise after execution of this Agreement.

13. 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exception thereunder and shall be interpreted, construed and administered in accordance therewith. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after your Separation Date or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the first payroll date following the date that is six (6) months after your Separation Date. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. For purposes of Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the you as a result of this Agreement failing to comply with Section 409A.

14. Governing Law; Arbitration. The parties hereby agree that the “Governing Law; Arbitration” section of the Employment Agreement set forth at Section 12 of the Employment Agreement is incorporated into this Agreement.

15. Resignation of Director and Officer Positions. As of the Separation Date, you will resign your position as an officer and/or director of the Company and all of the Company’s subsidiaries, if any. You will execute and deliver to the Company any requested resignation letters documenting your resignation from such positions.

16. Miscellaneous. This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on an electronically mailed copy of the Agreement or a signature transmitted by electronic mail shall have the same effect as the original signature. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.

[signatures follow on the next page]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily entered into this Agreement and General Release as of the date set forth below:

SCIPLAY PARENT COMPANY, LLC

By:	/s/ Joshua J. Wilson
Name:	Joshua J. Wilson
Title:	CEO

I have decided to accept this Agreement and General Release, to fulfill the promises I have made, and to receive the Severance Benefits described in Section 2 above. I hereby freely and voluntarily assent to all the terms and conditions in this Agreement and General Release. I understand that this Agreement and General Release will become a binding agreement between the Company and me as of the 8th day after I sign it, and I am signing this Agreement and General Release as my own free act with the full intent of releasing the Released Parties from all Claims, as described in Section 4 above, including but not limited to those under the Age Discrimination in Employment Act (ADEA).

/s/ James Bombassei	Date:	2/24/23
JAMES BOMBASSEI